EXHIBIT 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors and Stockholders
AMCOL International Corporation:


We consent to the incorporation by reference in the registration statements (Nos.333-135491, 333-00581, 333-56017, 333-68644, 333-110500, 33-55540 and
33-733478) on Form S-8 of AMCOL International Corporation and subsidiaries of our report dated March 16, 2006, with respect to the consolidated balance sheet of AMCOL International Corporation and subsidiaries as of December 31, 2005 and the related consolidated statements of operations, comprehensive income, stockholders' equity and cash flows for the two year period ended, which report appears in the December 31, 2006 annual report on Form 10-K of AMCOL International Corporation.

                                                          KPMG LLP


Chicago, Illinois
March 14, 2007